EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                                CONTACT: Caren W. Steffes
Wednesday, March 7, 2001                                      (281) 492-5393


                    DIAMOND OFFSHORE DRILLING, INC. TO REDEEM
                 3-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007


Houston, Texas, March 7, 2001-Diamond Offshore Drilling, Inc. (NYSE: DO) today announced its decision to redeem on April 6, 2001 all of its outstanding 3-3/4% Convertible Subordinated Notes Due 2007 at a redemption price of 102.08% of the principal amount thereof, in accordance with the Indenture under which the Notes were issued. On April 6, 2001, the redemption price, together with interest accrued to such date, will become due and payable and interest on the Notes will cease to accrue.

The Notes are convertible, at any time on or before the close of business on April 5, 2001, into the common stock, par value $.01 per share, of Diamond Offshore at a conversion price of $40.50 per share, subject to adjustment in certain circumstances.

$400,000,000 principal amount of the 3-3/4% Convertible Subordinated Notes Due 2007 were issued in February 1997. $399,980,000 principal amount are presently outstanding.

Copies of the Notice of Redemption, which includes instructions for delivery of 3-3/4% Convertible Subordinated Notes Due 2007 for redemption or conversion, may be obtained from The Chase Manhattan Bank, c/o Chase Bank of Texas, Corporate Trust Services, P.O. Box 2320, Dallas, Texas 75221-2320, Telephone No. (212) 946-3068.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.